FOR IMMEDIATE RELEASE
Truven Health Analytics Inc. Completes Exchange Offer for Senior Notes
Ann Arbor, Michigan, August 1, 2013 – Truven Health Analytics™ (the “Company”) today announced that it has closed its offer to exchange (the “Exchange Offer”) up to $327,150,000 aggregate principal amount of its 10.625% Senior Notes, Series B, due 2020 (the “Exchange Notes”), which have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), for its outstanding 10.625% Senior Notes, Series A, due 2020 (the “Old Notes”) that were originally issued on June 6, 2012, in a transaction exempt from registration under the Securities Act and state securities laws.
The Exchange Offer expired at 5:00 p.m. Eastern time on July 26, 2013. The Company has accepted for exchange all $327,150,000 aggregate principal amount of the Old Notes tendered. The closing of the Exchange Offer was July 31, 2013.
The Exchange Offer was made to satisfy the Company’s obligations under a registration rights agreement dated June 6, 2012 (the “Registration Rights Agreement”) entered into in connection with the original issuance of the Old Notes, and did not represent a new financing transaction. Pursuant to the Registration Rights Agreement, the Company was required to file the Exchange Offer registration statement by March 3, 2013. As a result of not filing the Exchange Offer registration statement by March 3, 2013, the Company was required to pay additional interest on the Old Notes from March 4, 2013, until completion of the Exchange Offer. With the completion of the Exchange Offer and the cancellation of all of the outstanding Old Notes, the interest rate on the new Exchange Notes will revert to 10.625% as of August 1, 2013. The CUSIP number for the Exchange Notes is 89845XAA7.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
For more information on Truven Health Analytics, visit www.truvenhealth.com.
About Truven Health Analytics Inc.
Truven Health Analytics delivers unbiased information, analytic tools, benchmarks and services to the healthcare industry. Hospitals, government agencies, employers, health plans, clinicians, and pharmaceutical companies have relied on its solutions for over 30 years. Truven Health Analytics combines deep clinical, financial and healthcare management expertise with innovative technology platforms and information assets to make healthcare better, collaborating with customers to uncover and realize opportunities for improving quality, efficiency, and outcomes. Truven Health Analytics owns some of the most trusted, proven brands in healthcare such as Micromedex, Action OI and Advantage Suite. Truven Health Analytics employs more than 2,000 people worldwide and has its principal offices in Ann Arbor, Michigan; Chicago; and Denver. For more information, please visit www.truvenhealth.com.
MEDIA CONTACT:
Brian Erni
J. Roderick, Inc.
For Truven Health Analytics
brian@jroderick.com
631.584.2200